                                                                      Exhibit 12
                             MCDONALD'S CORPORATION
                      STATEMENT RE:  COMPUTATION OF RATIOS
                             (Dollars in Millions)

                                                                               Year Ended December 31,
                                                       ----------------------------------------------------------------------
                                                             1997          1996          1995          1994          1993
                                                       ----------------------------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes                   $2,407.3      $2,251.0      $2,169.1      $1,886.6      $1,675.7
- Minority interest in operating results of
  majority-owned subsidiaries, including
  fixed charges related to redeemable
  preferred stock, less equity in
  undistributed operating results of
  less-than-50% owned affiliates                                 28.3          39.6          19.6           6.6           6.9
- Provision for income taxes of 50% owned
  affiliates included in consolidated income
  before provision for income taxes                              69.0          73.2          73.3          34.9          34.2
- Portion of rent charges (after reduction
  for rental income from subleased
  properties) considered to be representative
  of interest factors*                                          145.9         130.9         103.8          83.4          71.6
- Interest expense, amortization of debt
  discount and issuance costs, and
  depreciation of capitalized interest*                         424.8         392.2         388.8         346.0         358.0
                                                       ----------------------------------------------------------------------
                                                             $3,075.3      $2,886.9      $2,754.6      $2,357.5      $2,146.4
                                                       ======================================================================



FIXED CHARGES

- Portion of rent charges (after reduction
  for rental income from subleased
  properties) considered to be representative
  of interest factors*                                       $  145.9      $  130.9      $  103.8      $   83.4      $   71.6
- Interest expense, amortization of debt
  discount and issuance costs, and fixed
  charges related to redeemable preferred
  stock*                                                        426.1         410.4         403.4         343.9         349.3
- Capitalized interest*                                          23.7          23.5          22.8          21.0          20.7
                                                       ----------------------------------------------------------------------
                                                             $  595.7      $  564.8      $  530.0      $  448.3      $  441.6
                                                       ======================================================================



RATIO OF EARNINGS TO FIXED CHARGES                               5.16          5.11          5.20          5.26          4.86
                                                       ======================================================================


* Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50% owned affiliates.